Exhibit 99.(k)(6)

AMENDMENT NO. 2 TO ADMINISTRATION AGREEMENT

AMENDMENT No. 2 (this “Amendment”), made as of this 9th day of October 2012, to the Administration Agreement (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Agreement”) dated as of as of June 7, 2002 by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”), and Credit Suisse High Yield Bond Fund (the “Fund”).  Defined terms used herein shall have the same meaning as set forth in the Agreement.

WHEREAS, the Fund is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Administrator and the Fund have entered into the Agreement by which the Administrator provides certain administrative services to the Fund; and

WHEREAS, the Fund and the Administrator wish to amend the Agreement as more fully set forth in this Amendment to add another closed-end management investment company under the 1940 Act as a party to the Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.                                       Definitions.  All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2.                                       Amendment.  Section 1 of the Agreement is hereby amended by inserting the following new paragraph immediately after the paragraph contained therein:

In the event that other closed end management investment companies that are advised by Credit Suisse Asset Management, LLC wish to retain the Administrator to act as administrator hereunder with respect to such additional funds (“Additional Funds”) , the Administrator shall be notified in writing by the Additional Fund.  Upon written acceptance by the Administrator, such Additional Fund shall become subject to the provisions of this Agreement to the same extent as the existing Fund(s), except to the extent that such provisions (including those relating to the compensation and expenses payable by the Fund(s)) may be modified with respect to each Additional Fund in writing by the Additional Fund and the Administrator at the time of the addition of the Additional Fund.

3.                                       Additional Fund.  The Agreement is further amended, supplemented and modified as follows:

The Credit Suisse Asset Management Income Fund, Inc. (the “New Fund”), in accordance with Section 1, the Additional Funds provision, of the Agreement, wishes to retain the Administrator to act as administrator under the Agreement with respect to the New Fund, effective as of November 19, 2007.  In connection with such request, each of the

Funds hereby confirms to you, as of the date hereof, its representations and warranties set forth in Section 4 of the Agreement.

A new Schedule A shall be annexed to the Agreement in the form annexed hereto and each Fund listed on such Schedule A from time to time shall be subject to the terms and conditions of the Agreement.

4.                                       All other terms and conditions of the Agreement, as amended, remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

CREDIT SUISSE HIGH YIELD BOND FUND

By:	/s/Karen Regan
Name:	Karen Regan
Title:	Senior Vice President and Secretary

CREDIT SUISSE ASSET MANAGEMENT INCOME FUND, INC

By:	/s/Karen Regan
Name:	Karen Regan
Title:	Senior Vice President and Secretary

STATE STREET BANK AND TRUST COMPANY

By:	/s/Michael F. Rogers
Name:	Michael F. Rogers
Title:	Executive Vice President

SCHEDULE A

Dated as of October 9, 2012

Credit Suisse High Yield Bond Fund

Credit Suisse Asset Management Income Fund, Inc.